Exhibit 4

STOCKHOLDER CONSENT TO
AMENDMENT OF STOCK PURCHASE AGREEMENT

     THIS STOCKHOLDER CONSENT TO AMENDMENT OF STOCK PURCHASE AGREEMENT (this “Consent”) is being executed as of September 14, 2010 by the undersigned stockholder (“Stockholder”) of TechTeam Global, Inc., a Delaware corporation (“Seller”) pursuant to Section 1(c) of that certain Voting Agreement (the “Voting Agreement”) dated as of June 3, 2010 by and among Stockholder, Jacobs Engineering Group Inc., a Delaware corporation (“Buyer Parent”) and Jacobs Technology Inc., a Tennessee corporation and a wholly-owned subsidiary of Buyer Parent (“Buyer”).

Background

     A. Pursuant to the Voting Agreement, Stockholder agreed, among other things, to vote the Shares (as such term is defined in the Voting Agreement) in favor of the approval and adoption of that certain Stock Purchase Agreement dated as of June 3, 2010 by and among Seller, Buyer Parent and Buyer (the “Stock Purchase Agreement”).

     B. Section 10 of the Voting Agreement provides that the Voting Agreement will terminate on the Expiration Date (as such term is defined in the Voting Agreement), which includes the date that an amendment to the Stock Purchase Agreement that decreases the Purchase Price (as such term is defined in the Stock Purchase Agreement) is effected without Stockholder’s written consent.

     C. Seller, Buyer Parent and Buyer have proposed to enter into a certain Amendment No. 1 to Stock Purchase Agreement and Limited Waiver dated as of September 14, 2010, in the form attached hereto as Annex A (the “SPA Amendment”), pursuant to which, among other things, the Purchase Price will be reduced.

     D. As a condition and material inducement to entering into the SPA Amendment, Buyer Parent and Buyer have required that Stockholder agree, and Stockholder has agreed, to execute this Consent.

Consent to SPA Amendment

     In consideration of the foregoing, the undersigned hereby irrevocably and unconditionally consents, in accordance with Section 1(c)(iv) of the Voting Agreement, to the execution and delivery by Buyer Parent, Buyer and Seller of the SPA Amendment. Such consent shall not affect any other rights of Stockholder under the Voting Agreement.

[SIGNATURE PAGE FOLLOWS]

The undersigned, intending to be legally bound hereby, has executed this Consent as of the date first written above.

Emancipation Capital, LLC
By:	/s/ Charles Frumberg
Name:	Charles Frumberg
Title:	Managing Member